Exhibit 99.1

Eclipse Resources Corporation Reports Second Quarter 2014 Results

STATE COLLEGE, Pa., Aug 13, 2014 – (BUSINESS WIRE) – Eclipse Resources Corporation (“Eclipse Resources”) (NYSE: ECR) today announced financial and operational results for the quarter ended June 30, 2014. Highlights for the period include:

Record Production and Operating Results:

•	Net production averaged approximately 42 MMcfe per day in the second quarter of 2014, a 9% increase from the first quarter of 2014

•	Net production averaged approximately 58 MMcfe per day during the month of June 2014, a 52% increase from the first quarter of 2014

•	Commenced drilling 24 gross (16 net) operated Utica Shale wells averaging just 23 days from spud to rig release for wells drilled to depth during the quarter

•	Placed the Company’s operated Herrick well pad into sales consisting of 3 gross (2.5 net) Utica Shale dry gas wells with an average lateral length of 6,132 feet at an average 30-day sales rate of approximately 35 MMcf per day using the Company’s restricted choke production method with average initial flowing pressure of 5,838 psi over the first 5 days

•	Participated in 16 gross (2.5 net) non-operated Utica Shale wells drilled, 8 gross (0.8 net) wells completed, and 12 gross (2.6 net) placed into sales

•	Mid-year 2014 proved reserves increased by 70% from March 31, 2014 to approximately 186 Bcfe (24% liquids) with a pre-tax PV-10(1) of $337.9 million

•	Increased core Utica Shale leasehold to approximately 99,300 net acres, of which 26,400 net acres are also prospective for the Marcellus Shale during the quarter ended June 30, 2014 from approximately 96,200 net acres in the Utica Shale and approximately 25,700 net acres in the Marcellus Shale at March 31, 2014

Strong Financial Results:

•	Successfully completed initial public offering of 30.3 million shares of the Company’s common stock resulting in net proceeds to Eclipse Resources of $545.4 million (after deducting secondary proceeds, underwriting discounts and commissions and offering expenses)

•	Revenues grew to $27.0 million during the second quarter of 2014, a 9% increase over revenues during the first quarter of 2014, with adjusted EBITDAX(1) of $11.3 million

New Firm Transportation and Sales Agreements:

•	Contracted for firm gas transportation for up to 150,000 Dth per day on Energy Transfer’s “Rover” project, providing the Company the flexibility to move Utica and Marcellus natural gas north to Dawn, Ontario and south to the Gulf Coast

•	Contracted for 50,000 Dth per day of firm sales during the summer of 2015 and 20,000 Dth per day of firm sales during the winter of 2015/2016 at fixed basis differentials to Henry Hub

•	Contracted for firm gas transportation for 205,000 Dth per day on Columbia Gas Transmission’s Utica Access project, giving the Company the ability to move Utica and Marcellus natural gas to the Columbia Transmission (TCO) Pool

•	Contracted for firm gas transportation for up to 100,000 Dth per day on the TETCO “Team 2014” project, providing the Company the flexibility to move Utica and Marcellus natural gas to the northeastern M3 market, the Gulf Coast and Midwestern markets

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Commenting on the announcement, Benjamin Hulburt, Eclipse’s Chairman, President and CEO, said “Based on our results this quarter and year to date, I continue to believe we are on pace for record setting growth through the end of this year and next. Our drilling, completion, operations and land teams are executing on our detailed three-year drilling plan and continue to meet or exceed expectations. Our quarterly production exceeded our internal estimates, our drilling pace is running ahead of schedule and our proved reserves have continued to grow at a rapid pace.”

Operational Update

Eclipse Resources’ production volumes for the three months ended June 30, 2014 were 3.8 Bcfe, or 41.9 MMcfe per day, which represents a sixty-fold increase over the prior year’s comparable quarter and 9% over the first quarter of 2014. Production for the quarter was comprised of 64% natural gas, 18% NGL, and 18% oil.

During second quarter of 2014, Eclipse Resources commenced drilling 24 gross (16 net) operated Utica Shale wells, completed 6 gross (4 net) Utica Shale wells and placed 3 gross (2.5 net) Utica Shale wells into sales. The Company began to place its operated Herrick Unit into sales in eastern Monroe County, Ohio on June 12, 2014. The Herrick Unit consisted of 3 gross (2.5 net) dry gas Utica Shale wells that were drilled and completed with an average lateral length of 6,132 feet. All three wells were completed with fracture stage lengths of 250 feet. The Company tested different concentrations of slick water, crosslink gel and sand in each of the wells as part of its frac design testing program. Although all three of the wells have shown strong initial production rates and flowing pressures, one of the wells is outperforming the others, providing the Company with valuable insight toward its goal of developing an optimized frac design as expeditiously as possible. The Herrick pad produced at an average 30-day sales rate of 34.9 MMcf/d using the Company’s restricted choke production method with average initial flowing pressure of 5,838 psi over the first five days. The first month’s production from the Herrick Unit was negatively impacted during portions of the month by simultaneous downtime on the Eureka and Dominion pipeline systems due to tap related equipment installations associated with the increased volumes.

Eclipse Resources has completed its Shroyer Unit, consisting of 2 gross (1.9 net) Utica Shale wells, in eastern Monroe County, Ohio with average lateral lengths of 7,819 feet. These wells are located in the Company’s Dry Gas type curve area. The first well on the Shroyer Unit pad was connected to sales, ahead of schedule on August 11, 2014, with initial flowing pressures in excess of 7,500 psi and is continuing to clean-up. The Company expects to begin flowing the second well to sales during the coming week.

Additionally, the Company has completed its Mizer Unit consisting of 5 gross (3.2 net) Utica wells in Harrison County, Ohio with average lateral lengths of 5,767 feet. The Mizer Unit is located on the boundary between the Company’s Condensate and Rich Gas bands of the Utica Shale play. Eclipse Resources expects to begin producing the Mizer Unit to sales during the month of August, also ahead of schedule, pending completion of the condensate central gathering facility the Company is currently building.

The Company is currently running 5 operated rigs in the Utica Shale play, including 1 top hole rig, and has continued to make improvements in its drilling efficiencies, averaging just 23 days per well for wells drilled to depth during the quarter ended June 30, 2014. Additionally, as previously disclosed during the second quarter, the Company has contracted two additional horizontal rigs to be delivered in the fourth quarter of 2014. The Company currently has one dedicated frac crew and is negotiating for a second. Based on the current drilling pace, the Company continues to believe it is running at or ahead of schedule on its drilling plan for the year.

Eclipse Resources frequently participates in Utica and Marcellus Shale wells on a non-operated basis. During the quarter ended June 30, 2014, Eclipse Resources participated in the drilling of 16 gross (2.5 net) wells, completion of 8 gross (0.8 net) wells, and placed 12 gross (2.6 net) wells into sales.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

As of July 31, 2014, the Company’s inventory of producing wells and wells-in-progress in the Utica and Marcellus Shale consisted of 110 gross (46.6 net) wells. The 7 gross operated wells awaiting midstream set forth in the table below include the 2 Shroyer Unit wells, which are now producing, and 5 Mizer Unit wells, which Eclipse Resources expects to begin producing to sales in August. A full summary of wells in progress and producing is as follows:

	Operated		Non-Operated
Status	Average Working Interest %	Well Count	Average Working Interest %	Well Count
Top Hole	76.7%	12 gross (9.2 net)
Drilling	78.1%	4 gross (3.1 net)	28.4%	9 gross (2.6 net)
Awaiting Completion	71.5%	14 gross (10.0 net)	14.3%	1 gross (0.1 net)
Completing	50.9%	6 gross (3.1 net)	3.6%	6 gross (0.2 net)
Awaiting Midstream	72.7%	7 gross (5.1 net)	11.8%	6 gross (0.7 net)
Producing	90.2%	5 gross (4.5 net)	20.1%	40 gross (8.1 net)
Total	72.9%	48 gross (35.0 net)	18.7%	62 gross (11.6 net)

Commenting on the Company’s quarterly operations and production, Eclipse Resources’ Executive Vice President and Chief Operating Officer, Thomas Liberatore, said “We, as a Company, are focused on executing our three-year drilling plan that we outlined during our initial public offering, and I’m pleased to say that is what we are doing. Our drilling teams have considerably improved their drilling efficiencies. We now average just 23 days from spud to rig release and our completion teams have averaged approximately 4 stages per day. We are continuing our methodical program to optimize our completion techniques, which is already providing us with valuable insights.”

Mid-Year Proved Reserves

As of June 30, 2014, total net proved reserves increased by 70% during the quarter ended June 30, 2014 to 186.4 Bcfe, of which approximately 76% were natural gas, 14% were NGL and 10% was oil. The pre-tax PV-10(1) of proved reserves totaled $337.9 million at June 30, 2014 using SEC pricing assumptions. The Company added 17 gross (9.0 net) wells to proved reserves of which, 7 gross (3.8 net) wells were classified as proved developed producing, 1 gross (0.0 net) well was classified as proved developed nonproducing, and 9 gross (5.1 net) wells were classified as proved undeveloped. Eclipse’s proved reserves at June 30, 2014 were prepared by its internal reserve engineers.

Firm Transportation and Basis Hedging

During the quarter ended June 30, 2014, the Company executed an agreement for firm gas transportation of 205,000 Dth per day on Columbia Gas Transmission’s Utica Access project beginning November 2016, giving the Company the ability to move Marcellus and Utica natural gas to the Columbia Transmission (TCO) Pool. Eclipse Resources also contracted for 100,000 Dth/d of firm capacity on the TETCO “Team 2014” project accessing the east coast M3 market, the Gulf Coast and the Midwest. Additionally, during the second quarter, the Company further expanded its firm transportation portfolio by executing an agreement with Energy Transfer on its “Rover” project covering the firm transportation of 150,000 Dth per day into the Gulf Coast region and Canada beginning in late 2016.

As of June 30, 2014, the Company has assembled a firm transportation and floating basis firm sales portfolio consisting of:

Pipeline	Start Date	Term	Volume (Dth/d)	Market
Firm Sales	November 2014	5 months	80,000	Dominion South
TETCO	April 2015	9.5 years	100,000	Gulf Coast, Midwest & M3
TCO	November 2016	15 years	205,000	TCO Pool
Energy Transfer	December 2016	15 years	50,000	Canada
Energy Transfer	June 2017	15 years	100,000	Gulf Coast

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Subsequent to the second quarter end, the Company also entered into additional firm sales agreements set forth in the table below which provide for fixed basis pricing tied to the Henry Hub index. The agreements assist the Company in providing both flow assurance and differential pricing certainty during the periods covered by the agreements. In addition, in order to attempt to mitigate and lock in a portion of our remaining exposure to Dominion South Basis, the Company has added natural gas basis swaps to its hedging portfolio. These basis swaps and fixed basis firm sales agreements are summarized as follows:

	Start Date	Term	Volume (Dth/d)	Average Differential ($/Dth)
Natural Gas Basis Swaps	November 2014	5 months	25,000	$(1.067)
	April 2015	7 months	25,000	$(1.208)

Fixed Basis Firm Sales	April 2015	7 months	50,000	$(1.328)
	November 2015	5 months	20,000	$(0.900)

The Company believes that these basis swaps and fixed basis firm sales will help provide additional clarity in estimating our realized natural gas price and visibility on revenues during 2015 while many of the recently announced interstate pipeline projects are under construction to transport gas outside the Appalachian region.

Commenting on the Company’s firm transportation and hedging portfolio, Matthew DeNezza, the Company’s Executive Vice President and Chief Financial Officer, said “While all Appalachian focused companies have seen a deterioration of realized natural gas prices due to increased basis differentials, we are continuing to assemble a prudent firm transportation, firm sales and basis swap portfolio to manage this portion of our business. We expect to continue to add to our firm transportation portfolio where we see the opportunity to reduce our exposure to diversify our sales areas. Additionally, our 2015 firm sales arrangements demonstrate our desire and ability to provide for surety of flow while further reducing basis exposure during what is expected to be a difficult market period next summer. We continue to utilize a combination of firm transportation, firm sales, and basis hedges to manage our midstream options in the near and long term.”

Financial Discussion

(Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market on derivatives, non-cash stock compensation and other items shown separately on the attached tables. See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.)

GAAP revenues for the second quarter of 2014 totaled $27.0 million, representing a 4,629% increase as compared to second quarter 2013, GAAP net loss was $112.6 million ($0.84 per basic and diluted share) versus net loss of $18.5 million in the first quarter 2014. Adjusted net loss, a non-GAAP measure, was $10.4 million, or a loss of $0.08 per share for the second quarter of 2014. Adjusted EBITDAX (1) was $11.3 million for the second quarter and $23.3 million for the six months ended June 30, 2014.

Several non-cash or onetime items impacted results for the second quarter of 2014. Eclipse Resources was not a tax paying entity during the 2013, and first quarter of 2014, corresponding periods and therefore, no income tax expense was recorded. With the consummation of the Company’s corporate reorganization in connection with

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

its initial public offering completed on June 25, 2014, Eclipse Resources became a tax paying entity and as such, was required to record a charge against income equal to the estimated tax effect of the excess of the book carrying value of its net assets (primarily producing oil and gas properties) over their collective estimated tax bases as of such date. As a result, during the three and six months ended June 30, 2014, Eclipse Resources recorded a net tax charge of $94.5 million. For the three months ended June 30, 2014, a $3.7 million impairment of non-proved properties was recorded associated with expiring or expired acreage, and $5.2 million of expenses associated with delay rental payments for leases primarily due to lease amendments executed by the Company during the period which were originally allocated as part of the Company’s annual capital budget.

Total lease operating unit costs were $1.64 per Mcfe during the second quarter of 2014, which was 20% lower compared to the prior-year quarter. Total lease operating unit costs for the second quarter of 2014 consisted of $0.57 per Mcfe in direct lease operating costs, $0.12 per Mcfe in workover cost associated with legacy conventional properties, $0.18 per Mcfe in ad valorem and severance taxes for the first half of the year and $0.77 in transportation, gathering and compression costs.

Eclipse Resources believes its lease operating expenses were higher than it expects going forward due to well pad, gathering and facility start-up related expenses, as well as, higher than normal conventional well workover related expenses. Additionally, the annual payment of ad valorem taxes, which occurred during the quarter, will be accrued on a monthly basis going forward throughout the year. Lastly, gathering, compression, processing and fuel charges associated with the Company’s non-operated properties were $1.02 per Mcfe, representing a 100% increase over previous estimates. Eclipse Resources has factored the higher than expected operating expenses associated with its non-operated properties in its guidance included in this release.

The second quarter 2014 natural gas, NGL and oil price realizations (including the impact of cash-settled hedges and derivative settlements(1)) averaged $6.82 per Mcfe, a 26% decrease over the prior-year quarter of $9.23 per Mcfe.

Production and realized prices before hedging for each commodity for the second quarter of 2014 were: natural gas – 27.0 MMcf/d at $4.09 per Mcf, NGL – 1,243 Bbl/d at $55.95 per Bbl and crude oil and condensate – 1,244 Bbl/d at $93.30 per Bbl.

The Company realized an average natural gas differential, excluding cash-settled hedges, for the second quarter of 2014 of $(0.46) per Mcf compared to $0.03 per Mcf for the second quarter 2013. NGL pricing was 54% of WTI or $55.95 per barrel for the second quarter of 2014. Crude oil and condensate price realizations for the second quarter averaged 90% of WTI or $93.30 per barrel.

Capital expenditures during the second quarter of 2014 were $208.8 million, consisting of $109.4 million in operated drilling and completion expenses, $62.7 million in non-operated drilling and completion expenses, and $35.7 million in land and other expenses. A significant portion of the increase in capital expenditures for the period was the result of drilling and completion activities running ahead of the Eclipse Resources’ planned pace, as well as longer laterals and tighter stage spacing than was originally planned. Given this pace of activity, the Company is evaluating its capital budget and expects to address any potential capital increase, if any, or further production guidance changes in the third quarter.

2014 Guidance

Eclipse Resources is providing its third quarter 2014 and full year 2014 guidance set forth in the table below.

	Third Quarter 2014	Full Year 2014
Production (MMcfe/d)	70 – 85	73 – 79
% Natural Gas	80 – 85%	72 – 77%
% NGL	7 – 10%	8 – 11%
% Oil	8 – 10%	12 – 14%
% Operated	65 – 75%	65 – 75%
Operated Natural Gas Basis Differential / MMbtu	$(1.65 – 1.75)	$(1.15 – 1.25)
Lease Operating Expense / Mcfe	$0.40 – 0.50	$0.40 – 0.50
Gathering, Transportation, Compression & Processing / Mcfe	$0.75 – 0.95	$0.75 – 0.95
Production Taxes	3.5% of revenue	3.5% of revenue
Cash General & Administrative	$11 – 12 million	$39 – 42 million
Capital Expenditures (2)		$690 – 735 million

(2)	Includes routine lease acquisition and land related expenses. Excludes land and producing asset acquisitions.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Conference Call Information

Eclipse Resources will host a conference call on August 14, 2014 at 10 a.m. Eastern to discuss financial and operational results for the second quarter 2014. To participate in the call, please dial 877-709-8150, or 201-689-8354 for international callers, and reference Eclipse Resources. A replay of the call will be available through September 11, 2014. To access the phone replay, dial 877-660-6853, or 201-612-7415 for international callers, and use the conference ID 13588355.

A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on Company’s website for six months.

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ final prospectus dated June 19, 2014 and filed with the Securities Exchange Commission pursuant to Rule 424(b) of the Securities Act on June 23, 2014 (the “IPO Prospectus”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Report on Form 10-Q.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Eclipse Resources’ Final Prospectus of Form S-1 and in “Item 1A. Risk Factors” of this the Company’s Quarterly Report on Form 10-Q.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in Eclipse Resources’ Quarterly Report on Form 10-Q occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Except as otherwise required by applicable law, Eclipse Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Contact:

Julia Williams

Director, Investor Relations and Communications

814-308-9754

jwilliams@eclipseresources.com

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	June 30, 2014 (Unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$493,420	$109,509
Accounts receivable	41,634	8,678
Other current assets	2,080	594
Deferred tax asset	1,543	—

Total current assets	538,677	118,781
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	1,090,589	926,812
Proved properties	278,152	97,528
Accumulated depreciation, depletion and amortization	(30,422)	(8,596)

Total oil and natural gas properties, net	1,338,319	1,015,744
Other property and equipment, net	6,999	2,340

Total property and equipment, net	1,345,318	1,018,084

NONCURRENT ASSETS
Debt issuance costs, net of $1,624 and $759 of amortization, respectively	6,807	6,570
Other assets	75	88

Total noncurrent assets	6,882	6,658

TOTAL ASSETS	$1,890,877	$1,143,523

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$93,100	$29,368
Accrued capital expenditures	31,330	19,200
Accrued liabilities	17,870	4,940
Accrued interest payable	23,243	20,294
Accrued liabilities—related party	—	1,951

Total current liabilities	165,543	75,753
NONCURRENT LIABILITIES
Debt, net of unamortized discount of $9,638 and $10,822, respectively	412,823	389,247
Pension liability	631	1,497
Asset retirement obligations	9,534	9,055
Other liabilities	179	—
Deferred tax liabilities	96,377	—

Total noncurrent liabilities	519,544	399,799
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ AND PARTNERS’ EQUITY
Partners’ equity	—	666,803
Common Stock, $0.01 par value, 1,000,000 authorized, 160,000 issued and outstanding at June 30, 2014. No shares authorized, issued, or outstanding at December 31, 2013	1,600	—
Additional paid-in capital	1,391,523	—
Accumulated deficit	(187,268)	—
Accumulated other comprehensive income (loss)	(65)	1,168

Total stockholders’ and partners’ equity	1,205,790	667,971

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,890,877	$1,143,523

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ and Shares in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
OPERATING REVENUE
Oil and natural gas sales	$26,955	$570	$51,743	$858

TOTAL OPERATING REVENUES	$26,955	$570	$51,743	$858

OPERATING EXPENSES
Lease operating expenses	2,643	125	4,434	130
Transportation, gathering and compression	2,949	—	3,853	—
Production and ad valorem taxes	702	2	1,055	6
Depreciation, depletion and amortization	9,957	495	21,984	983
Exploration	9,295	48	13,840	120
General and administrative	8,429	4,979	16,823	6,462
Accretion of asset retirement obligation	191	117	377	117
Gain on reduction of pension liability	—	—	(2,208)	—

TOTAL OPERATING EXPENSES	$34,166	$5,766	$60,158	$7,818

LOSS FROM OPERATIONS	$(7,211)	$(5,196)	$(8,415)	$(6,960)

OTHER INCOME (EXPENSE)
Unrealized/Realized loss on derivative instruments	(863)	—	(4,474)	—
Interest income expense, net	(11,618)	(544)	(25,254)	(539)
Other income	1,585	—	1,585	—

TOTAL OTHER INCOME (EXPENSE)	$(10,896)	$(544)	$(28,143)	$(539)

LOSS BEFORE INCOME TAXES	(18,107)	(5,740)	(36,558)	(7,499)
Income Tax Expense	94,541	—	94,541	—

NET LOSS	$(112,648)	$(5,740)	$(131,099)	$(7,499)

Earnings per common share – basic and diluted:
Basic and Diluted — net loss per common share	$(0.84)		$(1.02)
Basic and Diluted — weighted average shares of common stock outstanding	134,309		128,480

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues (in thousands):
Natural gas sales	$10,066	$124	$24,025	$177
NGL sales	6,329	—	6,904	—
Oil sales	10,560	446	20,814	681
Cash-settled derivatives:
Natural gas	(931)	—	(2,372)	—

Total oil and gas sales including cash settled derivatives	$26,024	$570	$49,371	$858

Production during the period:
Natural gas (MMcf)	2,458.8	31.0	5,205.5	45.2
NGL (Mbbl)	113.1	—	122.4	—
Oil (Mbbl)	113.2	5.1	221.0	8.1

Total (MMcfe)	3,816.6	61.8	7,265.9	93.9

Production – average per day:
Natural gas (Mcf)	27,020	340	28,760	250
NGL (Bbl)	1,243	—	676	—
Oil (Bbl)	1,244	56	1,221	45

Total (Mcfe)	41,941	679	40,143	519

Average price per unit:
Realized natural gas price per Mcf – as reported	$4.09	$4.02	$4.62	$3.91
Realized impact from cash settled derivatives per Mcf	(0.38)	—	(0.46)	—

Net realized price per Mcf	$3.71	$4.02	$4.16	$3.91

Realized natural gas liquids price per Bbl – as reported	$55.95	$—	$56.41	$—
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$55.95	$—	$56.41	$—

Realized crude oil price per Bbl – as reported	$93.30	$86.77	$94.19	$83.86
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$93.30	$86.77	$94.19	$83.86

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

OIL AND GAS DERIVATIVES

Description	Volume (MMbtu/d)	Production Period	Weighted Average Swap Price ($MMBtu)
Natural Gas Swaps:	20,000	July – December 2014	$4.175
	20,000	January – December 2015	4.090

Description	Volume (MMbtu/d)	Production Period	Weighted Average Strike Price ($MMBtu)
Natural Gas Put Spread:
Purchased Put	20,000	June – December 2014	$4.50
Sold Put	20,000	June – December 2014	4.00

Description	Volume (MMbtu/d)	Production Period	Weighted Average Strike Price ($MMBtu)
Natural Gas Put – Sold:
Sold Put	16,800	January – December 2015	$3.35

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by Eclipse Resources to evaluate its financial results. The Company defines Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and gain on reduction of pension liability. Adjusted EBITDAX is not a measure of net income as determined by United States Generally Accepted Accounting Principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2014	2013	2014	2013
Net Loss	$(112,648)	$(5,740)	$(131,099)	$(7,499)
Add Depletion, Depreciation, Amortization & Accretion	10,148	612	22,361	1,100
Add Exploration Expense	9,295	48	13,840	120
Add Non-Cash Compensation Expense	27	—	56	—
Less Gain on Reduction of Pension Liability	—	—	(2,208)	—
Add Loss on Derivative Instruments	863	—	4,474	—
Less Cash Payment on Derivative Instruments	(790)	—	(2,231)	—
Less Cash Payment for Option Premium	(141)	—	(141)	—
Add Interest Expense	11,618	544	25,254	539
Less Other Income (a)	(1,585)	—	(1,585)	—
Add Back Income Tax Expense	94,541	—	94,541	—

Adjusted EBITDAX	$11,328	$(4,536)	$23,262	$(5,740)

(a)	Gain on acquisition of Eclipse Operating in corporate reorganization

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure equal to the Company’s net loss before income taxes adjusted for write-down of abandoned leases; impairments; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; dry hole expense; gain on reduction of pension liability, and net of the effect of taxes.

The following table presents a reconciliation of proforma adjusted net income to the GAAP financial measure of pre-tax net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2014	2013	2014	2013
Loss Before Income Taxes, as reported	$(18,107)	$(5,740)	$(36,558)	$(7,499)
Add Loss on Derivative Instruments	863	—	4,474	—
Less Cash Payment on Derivative Instruments	(790)	—	(2,231)	—
Less Cash Payment for Option Premium	(141)	—	(141)	—
Less Gain on Reduction of Pension Liability	—	—	(2,208)	—
Add Impairment of Unproved Properties	3,666	—	3,666	—
Add Dry Hole Expense	102	2	129	29
Add Non-Cash Compensation Expense	27	—	56	—
Less Gain on Acquisition	(1,585)	—	(1,585)	—

Loss Before Income Taxes, as adjusted	(15,965)	(5,738)	(34,398)	(7,470)
Income Tax Benefit, adjusted (a)	5,588	—	12,039	—

Adjusted Net Loss	$(10,377)	$(5,738)	$(22,359)	$(7,470)

Non-GAAP Adjusted Net Loss Per Share
Basic and Diluted — net adjusted loss per common share	$(0.08)		$(0.17)

(a)	Income tax benefit represents the effect of Company’s estimated annual tax rate 35% on Loss Before Income Taxes, adjusted

Pre-Tax PV-10

Pre-tax PV-10 value is a non-GAAP financial measure as defined by the SEC. Eclipse Resources believes that the presentation of pre-tax PV-10 value is relevant and useful to the Company’s investors because it presents the discounted future net cash flows attributable to Eclipse Resources’ reserves prior to taking into account corporate future income taxes and the Company’s current tax structure. Antero further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of Eclipse Resources’ reserves as compared with other companies. With respect to PV-10 calculated as of an interim date, it is not practical to calculate the taxes for the related interim period because GAAP does not provide disclosure of standardized measure on an interim basis.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.